EXHIBIT 99.1
Trident Microsystems Appoints Jung-Herng Chang as President
SUNNYVALE, Calif., Nov 29 /PRNewswire-FirstCall/ — Trident Microsystems, Inc. (Nasdaq: TRID — News) a leading provider of digital TV technology for the consumer digital video marketplace today announced that Dr. Jung-Herng Chang, currently the President of Trident Technologies, Inc. (TTI) will become the President of Trident Microsystems, Inc. effective immediately. Mr. Frank Lin will remain as Chairman and Chief Executive Officer of Trident Microsystems, Inc.
“Over the past several years Dr. Chang has done a tremendous job in leading our TTI business unit building a strong position with Tier I Television OEM Customers which has enabled Trident’s DTV business to more than double in size in each of the past two years,” stated Mr. Frank Lin. “The business is now well positioned to leverage very strong market growth looking forward. With TTI now a fully owned subsidiary and in recognition of Dr Chang’s achievements we are now pleased to have him assume a greater level of responsibility, and play an important role across all of Trident Microsystems managing the day to day business and further strengthening our technology leadership and market share expansion.”
Dr. Chang joined Trident Microsystems in July 1992 as Chief Technical Officer and was appointed Vice President of Engineering in January 1995. In August 2003 he became the President of Trident Technologies and began to lead the company’s Digital Television development efforts. Prior to his tenure at Trident for approximately 4 years he was a hardware design manager at Sun Microsystems and prior to that began his career as a research member for three years at IBM’s Thomas J. Watson Research Center. Dr. Chang holds a Ph.D. in Computer Science and a M.S. in Electrical Engineering and Computer Science from the University of California, Berkeley, and a B.S. in Electrical Engineering from the National Taiwan University.
About Trident Microsystems, Inc.
 Trident Microsystems, Inc. (NASDAQ: TRID — news), with headquarters in Sunnyvale, California, designs, develops, and markets integrated circuits for HDTV, LCD TV, PDP TV, DLP TV and DCRT. Trident’s products are sold through a network of OEMs, original design manufacturers, and system integrators worldwide. For further information about Trident and its products, please consult the company’s web site: http://www.tridentmicro.com. Trident is a registered trademark of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.
Contact: Trident Microsystems, Inc.
Phone: (408) 991-8800
Email: Investors@tridentmicro.com